Jurika, Mills & Keifer LLC

Code of Ethics

August 2009

Jurika, Mills & Keifer LLC	Code of Ethics

Table of Contents

STATEMENT OF GENERAL POLICY	1
DEFINITIONS	2
COMPLIANCE OFFICERS	2
STANDARDS OF BUSINESS CONDUCT	2
PROHIBITION AGAINST INSIDER TRADING	3
General Policy	3
PERSONAL SECURITIES TRANSACTIONS	5
Pre-Clearance Required for Participation in IPOs	5
Pre-Clearance Required for Private or Limited Offerings	6
Blackout Periods	6
Reporting Requirements	6
PROTECTING THE CONFIDENTIALITY OF CLIENT INFORMATION	7
Confidential Client Information	7
Non-Disclosure Of Confidential Client Information	8
Employee Responsibilities	8
Security Of Confidential Personal Information	8
Privacy Policy	9
Enforcement and Review of Confidentiality and Privacy Policies	9
SERVICE AS A DIRECTOR	9
NO SPECIAL FAVORS	9
RESTRICTIONS ON GIFTS	9
De Minimis Gifts	10
Entertainment	10
CERTIFICATION	10
Initial Certification	10
Acknowledgement of Amendments	10
Annual Certification	10
Further Information	10
RECORDS	10
REPORT TO BOARD OF REPORTABLE FUND	11
REPORTING VIOLATIONS AND SANCTIONS	11
ATTESTATION	12

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Jurika, Mills & Keifer LLC	Code of Ethics

Statement of General Policy

This Code of Ethics (“Code”) has been adopted by Jurika, Mills & Keifer LLC and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”).

This Code establishes rules of conduct for all employees of Jurika, Mills & Keifer LLC and is designed to, among other things, govern personal securities trading activities in the accounts of employees. The Code is based upon the principle that Jurika, Mills & Keifer LLC and its employees owe a fiduciary duty to Jurika, Mills & Keifer LLC’s clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by Jurika, Mills & Keifer LLC continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both Jurika, Mills & Keifer LLC and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that the Jurika, Mills & Keifer LLC has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

Jurika, Mills & Keifer LLC and its employees are subject to the following specific fiduciary obligations when dealing with clients:

•	The duty to have a reasonable, independent basis for the investment advice provided;

•	The duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;

•	The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and

•	A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, Jurika, Mills & Keifer LLC expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Jurika, Mills & Keifer LLC. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Jurika, Mills & Keifer LLC. Jurika, Mills & Keifer LLC’s reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of Mikel Keifer, the Chief Compliance Officer, for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with Jurika, Mills & Keifer LLC.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of Jurika, Mills & Keifer LLC in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the CCO, who may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

August 2009

Jurika, Mills & Keifer LLC	Code of Ethics

Mikel Keifer will periodically report to senior management/board of directors of Jurika, Mills & Keifer LLC to document compliance with this Code.

Definitions

For the purposes of this Code, the following definitions shall apply:

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“Access person” means any supervised person who: has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund; or is involved in making securities recommendations to clients or has access to such recommendations that are nonpublic. All employees of Jurika, Mills and Keifer are considered “access persons.”

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“Reportable fund” means (1) any investment company that is registered under the Investment Company Act of 1940, as amended (a “mutual fund”), for which Jurika, Mills & Keifer LLC serves as investment adviser or subadviser or (2) any mutual fund whose investment adviser or principal underwriter controls Jurika, Mills & Keifer LLC, is controlled by Jurika, Mills & Keifer LLC, or is under common control with Jurika, Mills & Keifer LLC.  Currently, the Counterpoint Select Fund is the only Reportable Fund.

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 “Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest or exercises investment discretion.

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“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations there under.

•	“Reportable security” means any security except that it does not include any direct obligations of the United States Government.

•	“Security” means any security as defined in Section 202(a)(18) of the Advisers Act.

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 “Supervised person” means directors, officers and partners of Jurika, Mills & Keifer LLC (or other persons occupying a similar status or performing similar functions); employees of Jurika, Mills & Keifer LLC; and any other person who provides advice on behalf of Jurika, Mills & Keifer LLC and is subject to Jurika, Mills & Keifer LLC’s supervision and control. All employees of Jurika, Mills and Keifer are considered to be “supervised persons.”

Compliance Officers

Mikel Keifer is the Chief Compliance Officer (CCO) for Jurika, Mills & Keifer LLC.

Standards of Business Conduct

Jurika, Mills & Keifer LLC places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our firm and it’s employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct sets forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

August 2009

Jurika, Mills & Keifer LLC	Code of Ethics

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all Jurika, Mills & Keifer LLC’s supervised persons as defined herein. These procedures cover transactions in a reportable security in which a supervised person has a beneficial interest in or accounts over which the supervised person exercises control as well as transactions by members of the supervised person’s immediate family.

Section 206 of the Advisers Act makes it unlawful for Jurika, Mills & Keifer LLC or its agents or employees to (i) employ any device, scheme or artifice to defraud any client or prospective client, (ii) make any untrue statement of a material fact to a client or prospective client or omit to state a material fact necessary in order to make the statements made to a client or prospective client, in light of the circumstances under which they are made, not misleading, or (iii) to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

Prohibition Against Insider Trading

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and Jurika, Mills & Keifer LLC to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, supervised persons and Jurika, Mills & Keifer LLC may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by supervised persons of Jurika, Mills & Keifer LLC and their immediate family members.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the CCO immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Jurika, Mills & Keifer LLC), while in the possession of material, nonpublic information, nor may any personnel of Jurika, Mills & Keifer LLC communicate material, nonpublic information to others in violation of the law.

1.	What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the CCO.

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Jurika, Mills & Keifer LLC	Code of Ethics

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to Jurika, Mills & Keifer LLC’s securities recommendations and client securities holdings and transactions.

2.	What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3.	Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by Jurika, Mills & Keifer LLC (“Client Accounts”), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

•	Report the information and proposed trade immediately to the CCO.

•	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the firm.

•	Do not communicate the information inside or outside the firm, other than to the CCO.

•	After the CCO has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

You should consult with the CCO before taking any action. This degree of caution will protect you, our clients, and the firm.

4.	Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of Jurika, Mills & Keifer LLC or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, Jurika, Mills & Keifer LLC must make a judgment as to its further conduct. To protect yourself, your clients and the firm, you should contact the CCO immediately if you believe that you may have received material, nonpublic information.

August 2009

Jurika, Mills & Keifer LLC	Code of Ethics

5.	Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised persons of Jurika, Mills & Keifer LLC and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

6.	Restricted/Watch Lists

Although Jurika, Mills & Keifer LLC does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities.

The CCO may place certain securities on a “restricted list.” Supervised persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed. Securities issued by companies about which a number of supervised persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list. The CCO shall take steps to immediately inform all supervised persons of the securities listed on the restricted list.

The CCO may place certain securities on a “watch list.” Securities issued by companies about which a limited number of supervised persons possess material, nonpublic information should generally be placed on the watch list.

Personal Securities Transactions

Jurika, Mills & Keifer LLC has adopted the following principles governing personal investment activities by Jurika, Mills & Keifer LLC’s supervised persons:

•	The interests of client accounts will at all times be placed first;

•	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

•	Supervised persons must not take inappropriate advantage of their positions.

Pre-Clearance Required for Participation in IPOs

No supervised person shall acquire any beneficial ownership in any securities in an Initial Public Offering for his or her account, as defined herein without the prior written approval of the CCO who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

August 2009

Jurika, Mills & Keifer LLC	Code of Ethics

Pre-clearance must be requested by sending an email request to the CCO or the ACO and tradeapproval@jmkpartners.com. Advance trade clearance in no way waives or absolves any supervised person of the obligation to abide by the provisions, principles and objectives of this Code.

Pre-Clearance Required for Private or Limited Offerings

No supervised person shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of the CCO who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Pre-clearance must be requested by sending an email request to the CCO or the ACO and tradeapproval@jmkpartners.com. Advance trade clearance in no way waives or absolves any supervised person of the obligation to abide by the provisions, principles and objectives of this Code.

Blackout Periods

No supervised person shall purchase or sell, directly or indirectly, any security on a day during which any client has a pending ‘buy’ or ‘sell’ order in that same security until that order is executed or withdrawn. Before executing any personal trade, supervised persons are expected to determine whether a Jurika, Mills & Keifer portfolio or client has a pending order or intends to execute trades in the same security. The CCO or designee monitors all transactions by all supervised persons in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Code, including a pattern of frontrunning.

Reporting Requirements

Every supervised person shall provide initial and annual holdings reports and quarterly transaction reports to the CCO which must contain the information described below. It is the policy of Jurika, Mills & Keifer LLC that each supervised person must arrange for their brokerage firm(s) to send automatic duplicate brokerage account statements and trade confirmations of all securities transactions to the Chief Compliance officer or designee.

1.	Initial and Annual Holdings Report

Every supervised person must, no later than ten (10) days after becoming a supervised person (and the information must be current as of no more than 45 days prior to the reporting date), and no later than thirty (30) days after the end of each calendar year, report the following information:

•
The title and type, the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each reportable security and/or reportable fund in which the supervised person had any direct or indirect beneficial ownership; and

•	The name of any broker, dealer or bank with whom the supervised person maintained an account in which any securities were held for the direct or indirect benefit of the supervised person

Initial/Annual Holdings Report forms will be provided by the CCO for reporting purposes.

2.	Quarterly Transaction Reports

Every supervised person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

August 2009

Jurika, Mills & Keifer LLC	Code of Ethics

With respect to any transaction during the quarter in a reportable security in which the supervised persons had any direct or indirect beneficial ownership:

•
The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each reportable security;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price of the reportable security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through whom the transaction was effected; and

•	The date the report is submitted by the supervised person.

Every supervised person must also, no later than thirty (30) days after the end of each calendar quarter, affirm that they have reported all non-exempt transaction during the period by signing the Quarterly Transaction Report Form provided for that purpose by the CCO.

3.	Exempt Transactions

A supervised person need not submit a report with respect to:

•	Transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;

•	Transactions effected pursuant to an automatic investment plan;

•
A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that Jurika, Mills & Keifer LLC holds in its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter; each supervised person must still provide the required affirmation.

4.	Monitoring and Review of Personal Securities Transactions

The CCO has delegated the ongoing review of access persons’ personal transactions/holdings reports to Conifer Securities.  The CCO periodically reviews Conifer Securities’ summary reports. The CCO or a designee will monitor and review all reports required under the Code for compliance with Jurika, Mills & Keifer LLC’s policies regarding personal securities transactions and applicable SEC rules and regulations. The CCO may also initiate inquiries of supervised persons regarding personal securities trading. Supervised persons are required to cooperate with such inquiries and any monitoring or review procedures employed Jurika, Mills & Keifer LLC. Any transactions for any accounts of the CCO will be reviewed and approved by the ACO or other designated supervisory person. The CCO shall at least annually identify all supervised persons who are required to file reports pursuant to the Code and will inform such supervised persons of their reporting obligations.

Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of investment advisory activities of Jurika, Mills & Keifer LLC, the firm gains access to non-public information about its clients. Such information may include a person’s status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Jurika, Mills & Keifer LLC to clients, and data or analyses derived from such non-public personal information (collectively referred to as “Confidential Client Information”). All Confidential Client Information, whether relating to Jurika, Mills & Keifer LLC’s current or former clients, is subject to the Code’s policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

August 2009

Jurika, Mills & Keifer LLC	Code of Ethics

Non-Disclosure Of Confidential Client Information

All information regarding Jurika, Mills & Keifer LLC’s clients is confidential. Information may only be disclosed when the disclosure is consistent with the firm’s policy and the client’s direction. Jurika, Mills & Keifer LLC does not share Confidential Client Information with any third parties, except in the following circumstances:

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As necessary to provide service that the client requested or authorized, or to maintain and service the client’s account. Jurika, Mills & Keifer LLC will require that any financial intermediary, agent or other service provider utilized by Jurika, Mills & Keifer LLC (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by Jurika, Mills & Keifer LLC only for the performance of the specific service requested by Jurika, Mills & Keifer LLC;

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As required by regulatory authorities or law enforcement officials who have jurisdiction over Jurika, Mills & Keifer LLC, or as otherwise required by any applicable law. In the event Jurika, Mills & Keifer LLC is compelled to disclose Confidential Client Information, the firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, Jurika, Mills & Keifer LLC shall disclose only such information, and only in such detail, as is legally required;

•	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities

All supervised persons are prohibited, either during or after the termination of their employment with Jurika, Mills & Keifer LLC, from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. A supervised person is permitted to disclose Confidential Client Information only to such other supervised persons who need to have access to such information to deliver the Jurika, Mills & Keifer LLC’s services to the client.

Supervised persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with Jurika, Mills & Keifer LLC, must return all such documents to Jurika, Mills & Keifer LLC.

Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security Of Confidential Personal Information

Jurika, Mills & Keifer LLC enforces the following policies and procedures to protect the security of Confidential Client Information:

•	The firm restricts access to Confidential Client Information to those supervised persons who need to know such information to provide Jurika, Mills & Keifer LLC’s services to clients;

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Jurika, Mills & Keifer LLC	Code of Ethics

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Any supervised person who is authorized to have access to Confidential Client Information in connection with the performance of such person’s duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

•	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;

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Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

As a registered investment adviser, Jurika, Mills & Keifer LLC and all supervised persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the "nonpublic personal information" of natural person clients. "Nonpublic information," under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P Jurika, Mills & Keifer LLC has adopted policies and procedures to safeguard the information of natural person clients.

Enforcement and Review of Confidentiality and Privacy Policies

The CCO is responsible for reviewing, maintaining and enforcing Jurika, Mills & Keifer LLC’s confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exceptions to this policy require the written approval of the CCO.

Service as a Director

No supervised person shall serve on the board of directors of any publicly traded company without prior authorization by the CCO or a designated supervisory person based upon a determination that such board service would be consistent with the interest of Jurika, Mills & Keifer LLC’s clients. Where board service is approved Jurika, Mills & Keifer LLC shall implement a “Chinese Wall” or other appropriate procedure to isolate such person from making decisions relating to the company’s securities.

No Special Favors

No supervised person may purchase or sell securities pursuant to any reciprocal arrangement arising from the allocation of brokerage or any other business dealings with a third party.  Accepting information on or access to personal investments as an inducement to doing business with a specific broker on behalf of clients of Jurika, Mills, & Keifer LLC– regardless of the form the favor takes – is strictly prohibited.  Personal transactions which create the appearance of special favoritism should be avoided.

Restrictions on Gifts

A conflict of interest occurs when the personal interests of supervised persons interfere or could potentially interfere with their responsibilities to the Adviser and its clients. The overriding principle is that supervised persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, supervised persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the supervised person.

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Jurika, Mills & Keifer LLC	Code of Ethics

De Minimis Gifts

From time to time Jurika, Mills & Keifer LLC and/or supervised persons may receive gifts from third parties.  Any gift received that has a value in excess of a de minimis amount should not be accepted. Generally, a gift of more than $500 would not considered de minimis. Each Employee is responsible for determining the value of gifts received from third parties and whether a particular gift has de minimis value in the circumstances.  However, supervised persons are reminded that the perception of a gift’s value by others is as important as the assessment of the gift’s value in the supervised person’s judgment.

From time to time, Jurika, Mills & Keifer LLC and/or supervised persons may give or offer gifts to existing clients, prospective clients, or any entity that does business with or on behalf of Jurika, Mills & Keifer LLC.  If the gift has a value in excess of a de minimis amount, such gift must be pre-approved by the CCO.

Entertainment

No supervised person may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of Jurika, Mills & Keifer LLC.  Supervised persons may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.

Certification

Initial Certification

All supervised persons will be provided with a copy of the Code and must initially certify in writing to the CCO that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.

Acknowledgement of Amendments

All supervised persons shall receive substantive amendments to the Code and must certify to the CCO in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Certification

All supervised persons must annually certify in writing to the CCO that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

Further Information

Supervised persons should contact the CCO regarding any inquiries pertaining to the Code or the policies established herein.

Records

The CCO shall maintain and cause to be maintained in a readily accessible place the following records:

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Jurika, Mills & Keifer LLC	Code of Ethics

•	A copy of any code of ethics adopted by the firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;

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A record of any violation of Jurika, Mills & Keifer LLC’s Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

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A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a supervised person which shall be retained for five years after the individual ceases to be a supervised person of Jurika, Mills & Keifer LLC;

•
A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports for a period of at least five years after the end of the fiscal year in which the report is made, the first two years in an easily accessible place;

•	A list of all persons who are, or within the preceding five years have been, access persons;

•
A record of any decision and reasons supporting such decision to approve a supervised persons’ acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

Report to Board of Reportable Fund

On at least an annual basis, the CCO shall prepare a written report describing any issues arising under the Code, including information about any material Code violations by Access Persons and any sanctions imposed due to such violations, and submit the information for review by Board of the Reportable Fund.  On an annual basis, Jurika, Mills & Keifer LLC shall certify to the boards of directors of the Reportable Fund that it has adopted procedures reasonably necessary to prevent its supervised persons from violating the Code.

Reporting Violations and Sanctions

All supervised persons shall promptly report to the CCO or an alternate designee all apparent violations of the Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.

The CCO shall promptly report to senior management all apparent material violations of the Code. When the CCO finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the firm.

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Jurika, Mills & Keifer LLC
Code of Ethics

Attestation
I have read and reviewed the entire contents of Jurika, Mills & Keifer LLC’s Code of Ethics and Jurika Mill & Keifer LLC’s Policies and Procedures Manual and have obtained an interpretation of any provision about which I had a question. I accept responsibility for understanding, complying with and when appropriate, seeking guidance regarding the Code and Policies and Procedures.

I will report violations of the Code, laws or other Jurika, Mills & Keifer LLC’s policies of which I am aware or that I suspect have taken place. I understand that I am required to cooperate fully with the Jurika, Mills & Keifer LLC in any investigation of violations. I understand that my failure to comply with the Code or other policies or procedures may result in disciplinary action, up to and including termination.

PRINTED NAME:
SIGNATURE:	DATE: